Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser 770-951-6101 eric.slusser@gentiva.com

or	John Mongelli 770-951-6496 john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli Brainerd Communicators 212-986-6667 cianciulli@braincomm.com

Gentiva® Health Services to Acquire Harden Healthcare

- Increases Focus on Dual Eligible Population

- Combines Leading Home Health, Hospice and Community Care Providers

- Company To Host Call Today at 9:00 a.m. ET

ATLANTA, GA, September 19, 2013 — Gentiva Health Services, Inc. (NASDAQ: GTIV) (“Gentiva” or “the Company”), the largest provider of home health and hospice services in the United States based on revenue, and Harden Healthcare Holdings, Inc. (“Harden”), a leading provider of home health, hospice and community care services, announced today that they have entered into a definitive merger agreement whereby Gentiva will acquire Harden.

Under the terms of the merger agreement, Gentiva will acquire Harden’s home health, hospice and community care businesses. Harden’s existing shareholders will retain the company’s long-term care business. The purchase price to be paid by Gentiva is approximately $408.8 million, consisting of $355 million in cash and approximately $53.8 million in Gentiva common stock. Gentiva expects to fund the cash portion of the purchase price through available cash and a new credit facility. The Company expects to raise a new $855 million term loan facility to fund the transaction and refinance its existing term loans.

Founded in 2001 and based in Austin, Texas, Harden operates in 13 states and has a large presence in Texas and several other south central states. Excluding its long-term care business, Harden’s 2012 consolidated revenue was approximately $476.0 million.

Based on results from continuing operations for the respective companies’ 2012 fiscal years, we anticipate the combination of Gentiva and Harden will create a company with revenue comprised of 49% home health revenue, 41% hospice revenue and 10% community care revenue. The percent of combined company Medicare revenues for the full-year 2012 would have been 72%, down from 86% for standalone Gentiva, thereby reducing the Company’s Medicare exposure.

As part of the transaction, Gentiva will become a preferred provider for Harden’s 49 skilled nursing and assisted living facilities in Texas.

“This transaction is a great strategic fit for Gentiva and we believe it will provide significant long-term value for our shareholders,” commented Gentiva Executive Chairman Rod Windley. “I consider the Harden transaction a milestone in the continued Gentiva growth story. The increasing healthcare needs of an aging population and ongoing rate pressures will fuel industry consolidation and Gentiva is positioned to be a leader in this effort. Additionally, I am pleased to announce that current Harden Chairman Steve Hicks will be joining the Gentiva board at the completion of the merger.”

“We are excited to welcome the Harden employees to the Gentiva family,” said Gentiva CEO Tony Strange. “Harden is recognized as a leader in the post-acute care continuum for seniors and shares our commitment to quality outcomes, customer satisfaction and employee engagement, all done in an environment of compliance. In addition to further strengthening our core home health and hospice businesses, this acquisition expands Gentiva’s service offerings into the dual eligibles, which is one of America’s most frail populations and a key priority for federal and state governments as they seek better coordination of care, reduced costs and improved outcomes. We believe the combination of these two companies uniquely positions us to provide pre- and post-acute care services in the markets we serve.”

Harden CEO Lew Little added, “This merger represents an exciting opportunity to bring together two complementary companies that share a commitment to providing compassionate care and we look forward to better serving our patients and their families with the expanded resources of the combined company.”

The transaction was approved by the Board of Directors of each company and by Harden’s shareholders. The transaction is scheduled to close in the fourth quarter of 2013 and is subject to customary closing conditions.

The Company expects the acquisition to be accretive to adjusted income per share, exclusive of one-time costs, within the first 12 months following closing. Assuming the transaction closes in the fourth quarter of 2013 as expected, the Company expects combined 2014 revenues to be in the range of $2.1 billion to $2.2 billion and Adjusted EBITDA to be in the range of $210.0 million to $220.0 million, excluding the impact of equity-based compensation expense.

Edge Healthcare Partners, LLC, a division of Edge Corporate Finance, LLC, is acting as financial advisor to Gentiva. Greenberg Traurig, LLP is acting as legal advisor to Gentiva. Barclays and BofA Merrill Lynch have provided committed financing for the transaction.

Barclays is acting as financial advisor to the Board of Directors of Harden. Alston & Bird LLP is acting as legal advisor to Harden.

Non-GAAP Financial Measures

The information provided in this press release includes a non-GAAP financial measure, Adjusted EBITDA. Adjusted EBITDA excludes charges related to restructuring, legal settlements, acquisition and integration activities and other special items. Management uses Adjusted EBITDA to compare operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for the comparable GAAP measure.

A reconciliation of Adjusted EBITDA to net income attributable to Gentiva shareholders, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on this transaction during a conference call and live webcast to be held Thursday, September 19, 2013 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #68479531. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on September 19 and will remain available continuously through September 26. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 68479531. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

Forward-Looking Statements

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company’s information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

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